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Beach First National Bancshares, Inc.
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Beach First National Bancshares, Inc.
1550 Oak Street
Myrtle Beach, South Carolina 29577

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholders:

        We cordially invite you to attend the 2004 Annual Meeting of Shareholders of Beach First National Bancshares, Inc., the holding company of Beach First National Bank. At the meeting, we will report on our performance in 2003 and answer your questions. We are excited about our accomplishments in 2003 and look forward to discussing both our accomplishments and our 2004 plans with you. We hope that you can attend the meeting and look forward to seeing you there.

        This letter serves as your official notice that we will hold the meeting on April 21, 2004 at 2:00 p.m. at the Myrtle Beach Convention Center, 2101 Oak Street, Myrtle Beach, South Carolina 29577, for the following purposes:

1.	To elect five members to our Board of Directors;

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders owning our common stock at the close of business on March 5, 2004, are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at our offices prior to the meeting. In addition to the specific matters to be acted upon, there also will be a report on our operations, and our directors and officers will be present to respond to your questions.

        Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors, /s/ Walter E. Standish, III Walter E. Standish, III President

Myrtle Beach, South Carolina
March 5, 2004

Beach First National Bancshares, Inc.
1550 Oak Street
Myrtle Beach, South Carolina  29577

Proxy Statement

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 21, 2004

        Our Board of Directors is soliciting proxies for the 2004 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

        The board set March 5, 2004 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,340,768 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

        Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

        When you sign the proxy card, you appoint Ray Cleary and Bart Buie as your representatives at the meeting. Mr. Cleary and Mr. Buie will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, the shares will be voted in favor of all proposals set forth herein. However, if any other matters come before the meeting, Mr. Cleary and Mr. Buie will vote your proxy on such matters in accordance with their judgment.

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

        Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

        We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about March 19, 2004.

Proposal No. 1: Election of Directors

        The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class III directors will expire at the meeting. The terms of the Class I directors expire at the 2005 Annual Shareholders Meeting. The terms of the Class II directors will expire at the 2006 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III

Raymond E. Cleary, III, DDS	Michael Bert Anderson	James C. Yahnis
Joe N. Jarrett, Jr., MD	O. Bartlett Buie	Samuel Robert Spann, Jr.
Richard E. Lester	Michael D. Harrington	B. Larkin Spivey, Jr.
Don J. Smith	Rick H. Seagroves	Leigh Ammons Meese
	Walter E. Standish, III	E. Thomas Fulmer

        Shareholders will elect five nominees as Class III directors at the meeting to serve a three-year term, expiring at the 2007 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the five nominees receiving the highest number of votes will be elected.

        The Board of Directors recommends that you elect James C. Yahnis, Samuel Robert Spann, Jr., B. Larkin Spivey, Jr., Leigh Ammons Meese and E. Thomas Fulmer, as Class III directors.

        If you submit a proxy but do not specify how you would like it to be voted, Mr. Cleary and Mr. Buie will vote your proxy to elect Mr. Yahnis, Mr. Spann, Mr. Spivey, Ms. Meese, and Mr. Fulmer. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Cleary and Mr. Buie will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

        Set forth below is certain information about the nominees. Each of the nominees is also an organizer and director of our subsidiary, Beach First National Bank, except for Ms. Meese and Mr. Fulmer, who were appointed as directors of our company and bank in 2001 and 2003, respectively.

The Board unanimously recommends a vote FOR these nominees

        E. Thomas Fulmer, 56, is the owner of Beachcomber Realty, a North Myrtle Beach real estate firm that specializes in sales, rentals, and time-shares. Prior to founding Beachcomber Realty in 1985, Mr. Fulmer worked in the banking industry, serving the former First Palmetto Bank as a senior vice president and member of the board of directors. He was appointed to the board of directors in 2003.

        Leigh Ammons Meese, 34, has served as president of the Sea Mist Resort since 2003 and corporate secretary of Family Kingdom Amusement Park and Water Park since 2004. Prior to this, she served as legal counsel for the Sea Mist Resort and Family Kingdom Amusement Park and Water Park. Ms. Meese was admitted to the South Carolina Bar in 1995 and served as an associate with Bellamy, Rutenbury, Copeland, Epps, Gravely & Bowers, PA until spring of 1997 before joining the family business. She has been a director of our bank and our holding company since 2001.

        Samuel Robert Spann, Jr., 55, has served as president and chief executive officer of Spann Roofing and Sheet Metal, Inc. since 1975. He has been a director of our company and our bank since our formation in 1995.

        B. Larkin Spivey, Jr., 63, has been president and general manager of Birch Canoe Campground, Inc. since 1985, operating a Kampgrounds of America (“KOA”) franchised camping resort. Since 1986, he has been the general manager of Spivey Company, LLC, managing commercial real estate in Myrtle Beach and Conway, South Carolina. He is also a Christian writer and speaker, and author of God in the Trenches (Allegiance Press, 2001) and Miracles of the American Revolution (to be released in 2004). He has been a director of our company and our bank since our formation in 1995.

        James C. Yahnis, 48, is an owner of The Yahnis Company, a beer wholesale company in Myrtle Beach, Florence, and Columbia. Mr. Yahnis has been in the real estate appraisal and whole beverage businesses for more than 20 years. He has been a director of our company and our bank since our formation in 1995.

        Set forth below is also information about each of our other directors. Each director is also an organizer and a director of Beach First National Bank with the exception of Walt Standish, who was appointed President and Chief Executive Officer and a director of our company and bank in August 2001.

        Michael Bert Anderson, 44, is a managing partner in the Patricia Hotels, Coral Beach Resort, and the Bay Watch Resorts. Mr. Anderson has worked in the hotel business since 1980. Mr. Anderson also serves on the Downtown Redevelopment Corp. of Myrtle Beach and the Waccamaw Regional Transit Authority. He has been a director of our company and our bank since our formation in 1995.

        O. Bartlett Buie, 55, is a certified public accountant who owns and operates the accounting firm Bartlett Buie, CPA, PA. Mr. Buie has been a certified public accountant since 1974. He has been a director of our company and our bank since our formation in 1995.

        Michael D. Harrington, 56, is president and general manager of Harrington Construction Company, Inc., a Myrtle Beach general contracting firm organized in 1979. He has been a director of our company and our bank since our formation in 1995.

        Rick H. Seagroves, 47, is the owner and chief executive officer of Inland Foods Corporation, which operates 20 Burger King restaurants located in the southeast portion of South Carolina. He also owns Southeast Restaurant Corporation which operates 39 Pizza Hut restaurants in eastern South Carolina and is a franchisee with T.G.I. Friday’s restaurant group. Mr. Seagroves has served in the franchise business for 28 years. He has been a director of our company and our bank since our formation in 1995.

        Walter E. Standish, III, 53, is the president and chief executive officer of Beach First National Bank. Prior to joining Beach First in March 2000, Mr. Standish served Bank of America and its predecessors for more than 25 years.

         Dr. Raymond E. Cleary, III, 55, is chairman of the board of Beach First National Bank. He has been a practicing general dentist in Surfside Beach, South Carolina since 1975. He has been a director of our company and our bank since our formation in 1995.

         Dr. Joe N. Jarrett, Jr., 56, is a board certified orthopaedic surgeon with Strand Orthopaedic Consultants, LLC, and has been practicing medicine for more than 20 years. He has been a director of our company and our bank since our formation in 1995.

        Richard E. Lester, 60, is a municipal judge for the City of Myrtle Beach. Judge Lester also practices real estate law with the firm of Van Osdell, Lester, Howe, & Jordan, P.A., and was admitted to the South Carolina Bar in 1969. He has been a director of our company and our bank since our formation in 1995.

        Don J. Smith, 53, is president of Chicora Development and Coldwell Banker Chicora Real Estate, a real estate firm in the Myrtle Beach and Grand Strand areas. Mr. Smith has been in the real estate business for more than 30 years. He has been a director of our company and our bank since our formation in 1995.

Set forth below is also information about each of our executive officers.

        Richard N. Burch, 45, is a senior vice president and chief financial officer of Beach First National Bank and chief financial officer and secretary of our holding company. He has more than twenty years experience in banking and has been with Beach First National Bank for three years. He previously served The Anchor Bank as senior vice president and director of operations.

         M. Katharine (“Katie”) Huntley, 53, is an executive vice president and senior lender of Beach First National Bank and assistant secretary of our holding company. Ms. Huntley has nearly 30 years of experience in administrative banking and finance.

        Julien E. Springs, 47, joined Beach First National Bank in February 2001 as a senior vice president. He has nearly 25 years of experience in banking and loan production and previously served The Anchor Bank.

Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

        The following table shows the cash compensation we paid to our executive officers for the years ended December 31, 2001 through 2003.

Summary Compensation Table

	Annual Compensation				Long Term
					Compensation
					Awards
					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Options	Compensation
		$(1)	$(2)	$(3)		$(4)

Walter E. Standish, III	2003	137,580	79,929	5,072	-	6,075
President	2002	137,515	56,324	2,514	20,000	7,192
Chief Executive Officer	2001	127,552	27,128	2,553	-	6,612

Richard N Burch	2003	89,800	21,000	419	5,000	3,810
Senior Vice President	2002	-	-	-	-	-
Chief Financial Officer	2001	-	-	-	-	-

Mary Katharine Huntley	2003	101,800	25,000	7,560	5,000	5,640
Executive Vice President	2002	98,425	18,000	-	5,000	4,915
Chief Credit Officer	2001	92,477	15,000	-	21,000	3,841

Julien E. Springs	2003	89,200	21,000	1,089	5,000	4,735
Senior Vice President	2002	-	-	-	-	-
	2001	-	-	-	-	-

(1)     All compensation, including fringe benefits, are paid by the Bank.
(2)     Reflects bonuses awarded for the fiscal year in which were paid in that fiscal year or subsequent year.
(3)     Includes imputed income from executive officers deferred compensation plan. Does not include perquisites which did not exceed, in the          aggregate, the lesser of $50,000 or 10% of salary and bonus.
(4)     Includes employer contributions to the 401K Profit Sharing Plan of Beach First National Bank.

Employment Agreements

        We entered into an employment agreement with Walt Standish, our bank’s president and chief executive officer and our president, on February 24, 2004. The employment agreement provides for a salary of $150,000 per annum. The agreement also provides Mr. Standish with an automobile and Mr. Standish is also eligible to receive a cash bonus equal to 5% of the net pre-tax income of our bank in 2004 and each subsequent year during the term of contract (determined in each case in accordance with generally accepted accounting principles). Additionally, Mr. Standish participates in our retirement, welfare, and other benefit programs and is entitled to a life insurance policy and reimbursement for club dues and travel and business expenses. The employment agreement provides for an initial term ending on March 20, 2006, subject to automatic extension for an additional three years upon a change in control. Furthermore, in the event of a change in control, any restrictions on outstanding incentive awards, including the options, will lapse so that all such awards vest immediately. For two years following the termination of his employment, Mr. Standish may not (a) become engaged or employed in a similar business or venture as our business within Horry County, South Carolina, or (b) solicit our customers or potential customers for the purpose of providing financial services.

Aggregated Option Exercise and Year-end Option Values

		Dollar	Number of Unexercised		Value of Unexercised
	Shares	Value	Securities Underlying		In-the-Money Options at
	acquired on	Realized	Options at Fiscal Year End		Fiscal Year End
	Exercise
Name	Number	Amount	Exercisable	Unexercisable	Exercisable	Unexercisable

Walter E. Standish, III	-	-	15,000	10,000	$124,550	$90,700

Richard N. Burch	-	-	1,200	1,800	$9,324	$13,986

Mary Katharine Huntley	5,000	$46,350	-	4,000	-	$33,080

Julien E. Springs	-	-	1,200	1,800	$9,324	$13,986

(1)	The value of the unexercised in-the-money options was calculated by multiplying the number of shares of common stock underlying the options by the difference between $19.27, which was the closing market price of our common stock on December 31, 2003, and the option exercise price. Mr. Burch, Ms. Huntley and Mr. Springs each have options for 5,000 shares that were not in-the-money at December 31, 2003.

Option Grants In Last Fiscal Year

        Pursuant to Beach First National Bancshares, Inc. 1997 Stock Incentive Plan, approved by our shareholders on April 30, 1997 and as amended April 23, 2003, we may grant options for up to 180,000 shares to our officers, directors, and employees. The following options were issued to the named executive officers in 2003.

	Number of	Percent of
	Securities	Total Options	Exercise or
	Underlying	Granted to	Base Price
	Options	Employees in	(Dollars	Expiration
	Granted	Fiscal Year	per Share)	Date

Walter E. Standish, III	-	-	-	-

Richard N. Burch	5,000	15.15%	$19.27	2013

Mary Katharine Huntley	5,000	15.15%	$19.27	2013

Julien E. Springs	5,000	15.15%	$19.27	2013

Stock Options

        We believe that the issuance of stock options can promote our growth and profitability by providing additional incentives for participants to focus on our long-range objectives. We also believe that stock options help us to attract and retain highly qualified personnel and to link their interests directly to our shareholders’ interests. In April 1997, amended in April 2003, we adopted a stock option plan covering 180,000 shares of common stock. As of March 1, 2004, there were options to acquire 94,185 shares outstanding under this plan, with a weighted average exercise price of $15.38 per share. Of the outstanding options, 59,585 are currently exercisable.

        In connection with his employment, we granted Mr. Standish options to purchase up to 10,000 shares of common stock, exercisable at $12.50 per share vesting over two years, subject to Mr. Standish’s continued employment and achievement by the bank of certain performance criteria. Mr. Standish also was awarded 20,000 common stock options at an exercise price of $10.20 per share vesting on four years. These options have a term of ten years. In addition to Mr. Standish’s options, our employees have an aggregate of 48,185 currently outstanding options, and our directors have an aggregate of 34,500 currently outstanding options.

Compensation of Directors and Executive Officers

Director Compensation

        Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of the Board of Directors. We did not pay any cash directors’ fees during the last fiscal year. However, we may, pursuant to our bylaws, begin to compensate our directors at some time in the future. On January 3, 2003, each director with the exception of Mr. Fulmer received 1,500 immediately exercisable stock options at an exercise price of $12.05.

Supplemental Director Retirement Plan

        We instituted a Supplemental Director Retirement Plan (“SDRP”), which is a non-qualified executive benefit plan in which we agree to pay the director additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the director. We select the key directors who participate in the SDRP. The SDRP is an unfunded plan, which means there are no specific assets set aside by the company in connection with the establishment of the plan. The director has no rights under the agreement beyond those of a general creditor of the bank. We have entered into SDRP contracts with the 13 directors of the bank. The benefits associated with such persons are as follows:

Name	Year of	Retirement	Annual Retirement	Duration of
	Birth	Age	Benefit	Retirement Benefit
Michael Bert Anderson	1959	70	$8,000	15 years
Orvis Bart Buie	1949	70	$8,000	15 years
Raymond E. Cleary, III	1948	70	$8,000	15 years
E. Thomas Fulmer	1947	70	$8,000	15 years
Michael D. Harrington	1947	70	$8,000	15 years
Joe N. Jarrett, Jr	1949	70	$8,000	15 years
Richard E. Lester	1943	70	$8,000	15 years
Leigh Ammons Meese	1970	70	$8,000	15 years
Rick H. Seagroves	1956	70	$8,000	15 years
Don J. Smith	1951	70	$8,000	15 years
Samuel Robert Spann, Jr	1948	70	$8,000	15 years
B. Larkin Spivey, Jr	1940	70	$8,000	15 years
James C. Yahnis	1955	70	$8,000	15 years

Supplemental Executive Retirement Plan

        We instituted a Supplemental Executive Retirement Plan (“SERP”), which is a non-qualified executive benefit plan in which we agree to pay the executive additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the executive. We select the key executives who participate in the SERP. The SERP is an unfunded plan, which means there are no specific assets set aside by the company in connection with the establishment of the plan. The executive has no rights under the agreement beyond those of a general creditor of the bank. We have entered into SERP contracts with the four executive officers of the bank. The benefits associated with such persons are as follows:

Name	Year of	Retirement	Annual Retirement	Duration of
	Birth	Age	Benefit	Retirement Benefit
Walter E. Standish, III	1950	65	$41,730	15 years
Richard N. Burch	1959	65	$25,038	15 years
Mary Katharine Huntley	1950	65	$30,713	15 years
Julien E. Springs	1956	65	$25,038	15 years

Beneficial Owners and Management

General

        The following table shows how much common stock is owned by our directors and executive officers and by owners of more than 5% of the outstanding common stock, as of March 5, 2004. The mailing address for each of our directors and executive officers is our main office at 1550 Oak Street, Myrtle Beach, South Carolina 29577.

			Percentage of
	Number of		Beneficial
Name	Shares Owned (1)	Right to Acquire (2)	Ownership(3)
Michael Bert Anderson	7,650	3,000	*%
O. Bartlett Buie	11,994	3,000	1.13%
Richard N. Burch	1,704	2,200	*
Raymond E. Cleary, III	42,230	3,000	3.42%
E. Thomas Fulmer	2,470	-	*
Michael D. Harrington	43,605	3,000	3.52%
Mary Katharine ("Katie") Huntley	22,500	1,000	1.78%
Joe N. Jarrett, Jr	19,540	3,000	1.70%
Richard E. Lester	16,050	3,000	1.44%
Leigh Ammons Meese	9,354	1,500	*
Rick H. Seagroves	23,500	3,000	2.00%
Don J. Smith	18,675	3,000	1.64%
Samuel Robert Spann, Jr	29,392	3,000	2.45%
B. Larkin Spivey, Jr	18,677	3,000	1.64%
Julien E. Springs	5,150	2,200	*
Walter E. Standish, III	8,039	15,000	1.74%
James C. Yahnis	23,650	3,000	2.01%

Executive officers and directors as a	304,180	54,900	27.13%
group (17 persons)

* Less than 1%

(1)	Includes shares for which the named person:
o has sole voting and investment power,
o has shared voting and investment power with a spouse or other person, or
o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

Does not include shares that may be acquired by exercising stock options.

(2)	Includes shares that may be acquired within the next 60 days by exercising stock options but does not include any other stock options.

(3)	Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.

Meetings and Committees of the Board of Directors

        During the year ended December 31, 2003, the Board of Directors of the company held two meetings and the Board of Directors of Beach First National Bank held eight regular meetings and one special meeting. All of our directors attended at least 75% of the aggregate of the board meetings of the company and all of our directors of Beach First National Bank attended at least 75% of the aggregate of the board and committee meetings on which such board members served during this period, except Michael D. Harrington. We have adopted a policy which requires our directors to attend the annual meeting absent unusual or extenuating circumstances. Fourteen of our directors attended the annual meeting last year. The Board of Directors has also implemented a process for shareholders of the company to send communications to the Board. Any shareholder desiring to communicate with the Board, or with specific individual directors, may so do by writing to Richard N. Burch, secretary of the company, at Beach First National Bancshares, Inc., 1550 Oak Street, Myrtle Beach, South Carolina 29577 or by e-mail at dburch@beachfirst.com. The secretary has been instructed by the Board to promptly forward all such communications to the addressees indicated thereon.

        The company’s Board of Directors has appointed a number of committees, including an audit committee and an executive committee. The audit committee is composed of Messrs. Buie, Anderson, Seagroves and Larkin. Each of Messrs. Buie, Anderson, Seagroves and Larkin is considered “independent” under Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. Our board has determined that Messr. Buie qualifies as an audit committee financial expert under the SEC rules. The audit committee met three times in 2003.

        The audit committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, and determining that all audits and examinations required by law are performed. The audit committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The audit committee charter, which is attached hereto as appendix A, was adopted by our board of directors on December 20, 2000 and amended on February 23, 2004. The charter outlines the committee’s responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time. The audit committee reports its findings to the Board of Directors.

Report of the Audit Committee of the Board

        The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

        The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent auditors the written disclosures and the letter required by Independent Standards Board Standard No. 1 (“Independent Discussions with Audit Committees”) and has discussed with the independent auditors the independent auditor’s independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the company’s Board of Directors that the audited financial statements be included in the company’s Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2003 for filing with the SEC.

        The report of the audit committee is included herein at the direction of its members, Messrs. Buie, Anderson, Seagroves and Spivey.

Audit Fees

        The following table shows the fees that the Company paid or accrued for the audit and other services provided by Elliott Davis LLP for the fiscal years ended December 31, 2003 and 2002:

	Year Ended	Year Ended
	December 31, 2003	December 31, 2002
Audit Fees	$31,075	$26,470
Audit-Related Fees	3,850	4,575
Tax Fees	2,100	1,900
All Other Fees	1,520	1,520
Total	$38,545	$34,465

        Audit Fees. This category includes the aggregate fees billed for professional services rendered by Elliott Davis LLP for the audit of our annual consolidated financial statements and the limited reviews of our quarterly condensed consolidated financial statements for the years ended December 31, 2003 and 2002.

        Audit-Related Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Elliott Davis LLP during the fiscal years ended December 31, 2003 and 2002. These services principally include the assistance and issuance of consents for various filings with the SEC.

        Tax Fees. This category includes the aggregate fees billed for tax services rendered by Elliott Davis LLP during the fiscal years ended December 31, 2003 and 2002. These services include preparation of state and federal tax returns for the Company and its subsidiaries.

        All Other Fees. This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Elliott Davis LLP during the fiscal years ended December 31, 2003 and December 31, 2002. These other services in fiscal 2003 consisted primarily of the audit of our 401(k) plan.

Oversight of Accountants; Approval of Accounting Fees

        Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. These services may include audit services, audit-related services, tax services and other services. The audit committee approves the fees for each specific category of service. The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent auditor.

        All of the principal accounting services and fees reflected in the table in this Item 14 were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

Other Committees

        Our Board of Directors has also appointed an executive committee. This committee is composed of the following members: Dr. Cleary, Mr. Lester, Mr. Buie, Dr. Jarrett, Mr. Anderson, Mr. Standish, and Mr. Smith. In addition to the directors, Mr. Burch, Mr. Springs, and Ms. Huntley serve as staff resources to the executive committee. This committee has the responsibility of reviewing reports of regulatory authorities, as well as reviewing the formulation of bonus plans, and incentive compensation packages. The duties of this committee also include the development with management of all benefit plans for our employees and any medical and other benefit plans. This committee met four times during the year ended December 31, 2003. The executive committee reports its findings to the Board of Directors.

        We have not formed an official nominating committee or adopted a nominating committee charter. Historically, our entire board of directors has served as the nominating committee. We are reviewing this policy and considering whether to adopt a formal nominating committee charter.

        Our board of directors will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws. Shareholders must deliver nominations in writing to the secretary of the company on or before the later to occur of (i) 60 days prior to the annual or special meeting or (ii) 10 days after notice of the meeting is provided to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        In evaluating such recommendations, our board used a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in banking, business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

        Our board of directors uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, our board of directors considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. Our board of directors considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the board uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Independent Auditors

        We have selected the firm of Elliott Davis, LLC to serve as our independent auditors for the year ending December 31, 2004. We expect that a representative from this firm will be present and available to answer appropriate questions at the annual meeting and will have an opportunity to make a statement if he or she desires to do so.

Certain Relationships and Related Transactions
Interests of Management and Others in Certain Transactions

        We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all such reports for these persons were filed in a timely fashion during 2003.

Shareholder Proposals for the 2004 Annual Meeting of Shareholders

        If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2005 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 10, 2004. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials. A copy of the bylaws is available upon written request.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive offices on or before the later to occur of (i) 60 days prior to the annual meeting; or (ii) 10 days after notice of the annual meeting is provided to shareholders.

By Order of the Board of Directors,
Richard N. Burch, Secretary

March 5, 2004
Myrtle Beach, South Carolina

Addendum A

BEACH FIRST NATIONAL BANCSHARES, INC.

AUDIT COMMITTEE CHARTER

October 18, 2000 (Revised February 23, 2004)

        The Board of Directors of Beach First National Bancshares, Inc. has delegated to the Audit Committee the Board’s responsibility for monitoring of the audit function of the Company which includes the selection of independent auditors, determination of the independence of the independent auditors, internal auditing and internal accounting controls.

        Members of the committee shall discharge their committee duties in accordance with standards prescribed for directors by the South Carolina Business Corporation Act of 1988, as amended, and using their best judgment.

Membership of the Committee

        The Committee is made up of three or more members of the Board of Directors who meet applicable independence standards and have the ability to read and understand fundamental financial statements.

        Members of the Committee are encouraged to make use of training opportunities and consultants to enhance their ability to perform their committee responsibilities.

Scope of Responsibilities

1.	Recommend to the board of Directors the selection of the Company’s independent accountants, who shall be accountable to the Board of Directors and the Audit Committee, and, when appropriate, their dismissal.

2.	The committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. These services may include audit services, audit-related services, tax services and other services. The audit committee approves the fees for each specific category of service.

3.	Ensures that certain non-audit services that are prohibited by securities laws are not being provided by our independent auditor.

4.	Review with the independent accountants their independence under applicable standards of independence and report the results of the review to the Board of Directors.

5.	Review and approve the audit plan of the independent accountants.

6.	Review and approve the audit plan of the internal auditors of the Company.

7.	Meet with the independent accountants to review: (a) any problems encountered in the audit including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating and accounting policies of the Company.

8.	Meet with the internal auditors to review: (a) any problems encountered in internal audits including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating and accounting policies of the company.

9.	Review and approve all significant proposed accounting changes.

10.	Review annual financial statements and report to the Board of Directors the committee’s recommendation as to whether to include the audited financial statements in the Company’s Annual Report on Form 10-K.

11.	Investigate any matter which the committee deems to be in the interest of the Company and report its findings to the Board of Directors.

12.	Review and approve the Audit Committee Report to be included in the Company’s proxy statement.

A-1

Addendum A

Committee Activities

1.	The Committee shall meet upon the call of its chairman and at such other times as it shall determine.

2.	Meetings of the committee shall be open only to members of the committee and those invited to be present by the committee.

3.	The committee is authorized to employ and consult with accountants, attorneys and other professionals to assist it.

4.	No person who is not a member of the Company’s audit committee shall be entitled to vote on any matter considered by the committee.

5.	The committee shall have unlimited access to all employees, books and records of the Company.

6.	The committee shall report its activities and recommendations to the Board of Directors at any regular or special meeting of the Board of Directors.

Amendment or Repeal of Charter

The Board of Directors may amend or repeal this Charter and the duties of the Audit Committee at any time.

A-2

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
BEACH FIRST NATIONAL BANCSHARES, INC.
to be held on April 21, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby constitutes and appoints Raymond Cleary and Bart Buie and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Beach First National Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at the Myrtle Beach Convention Center, 2101 Oak Street, Myrtle Beach, South Carolina 29577 on Wednesday, April 21, 2004 at 2:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: “FOR” the proposal to elect the five identified Class III directors to serve on the Board of Directors each for three-year terms.

        PROPOSAL to elect the five identified Class III directors to serve for three year terms.

Class III
E. Thomas Fulmer		B. Larkin Spivey, Jr.
Leigh Ammons Meese		James C Yahnis
Samuel R. Spann, Jr.

[ ]	FOR all nominees	[ ]	WITHHOLD AUTHORITY
	listed (except as marked to		to vote for all nominees
the contrary)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.

Dated:                                               , 2004

_________________________________	_________________________________
Signature of Shareholder(s)	Signature of Shareholder(s)

_________________________________	_________________________________
Please print name	Please print name

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign.  Persons signing in a fiduciary or representative capacity shall give full title.  If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.